Exhibit 5.3
          October 30, 2009
Petróleo Brasileiro S.A.—Petrobras
Avenida República do Chile, 65
20035-900 Rio de Janeiro – RJ
Brazil
Petrobras International Finance Company
Anderson Square Building, P.O. Box 714
George Town, Grand Cayman
Cayman Islands, B.W.I.
Ladies and Gentlemen:
          We have acted as special United States counsel to Petróleo Brasileiro S.A. — Petrobras, a Brazilian corporation (sociedade de economia mista) (“Petrobras”), and Petrobras International Finance Company, a Cayman Islands company (“PifCo”, and together with Petrobras, the “Companies”), in connection with PifCo’s offering pursuant to a registration statement on Form F-3 (No 333-139459-01) (the “Registration Statement”) of U.S.$2,500,000,000 aggregate principal amount of PifCo’s 5.75% Global Notes due 2020 (the “2020 Notes”) and U.S.$1,500,000,000 aggregate principal amount of PifCo’s 6.875% Global Notes due 2040 (the “2040 Notes” and, together with the 2020 Notes, the “Notes”). The Notes are to be issued under an indenture dated as of December 15, 2006 (the “Original Indenture”) between PifCo and The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of October 30, 2009 (the “Third Supplemental Indenture”) among PifCo, Petrobras and the Trustee, and the Fourth Supplemental Indenture dated as of October 30, 2009 (the “Fourth Supplemental Indenture,” and the Original Indenture as supplemented by each of the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”) among PifCo, Petrobras and the Trustee. The 2020 Notes will have the benefit of a Guaranty,

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

dated as of October 30, 2009 (the “Guaranty for the 2020 Notes”) between Petrobras and the Trustee, and the 2040 Notes will have the benefit of a Guaranty, dated as of October 30, 2009 (the “Guaranty for the 2040 Notes” and, together with the Guaranty for the 2020 Notes, the “Guaranties”) between Petrobras and the Trustee.
          In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	an executed copy of the Original Indenture;

(b)	a form of the Third Supplemental Indenture, including forms of the global certificates representing the 2020 Notes as executed by PifCo (the “2020 Global Notes”);

(c)	a form of the Fourth Supplemental Indenture, including forms of the global certificates representing the 2040 Notes as executed by PifCo (the “2040 Global Notes” and, together with the 2020 Global Notes, the “Global Notes”);

(d)	a form of the Guaranty for the 2020 Notes; and

(e)	a form of the Guaranty for the 2040 Notes.
          In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Global Notes and the Guaranties have been executed and delivered by PifCo and Petrobras, as applicable, in the forms thereof that we have examined and the Global Notes have been duly authenticated in accordance with the terms of the Indenture, the Notes will be valid, binding and enforceable obligations of PifCo, entitled to the benefits of the Indenture, and the Guaranties will be valid, binding and enforceable obligations of Petrobras.
          Insofar as the foregoing opinion relate to the validity, binding effect or enforceability of any agreement or obligation of PifCo or Petrobras, (a) we have assumed that PifCo and Petrobras and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to PifCo and

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

Petrobras regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions of the type contemplated in the Indenture, the Notes and the Guaranties), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
          We express no opinion as to the subject matter jurisdiction of any U.S. federal court to adjudicate any action relating to the Indenture, the Guaranties or the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.
          In addition, we note that (a) the enforceability in the United States of the waiver by each of PifCo and Petrobras of its immunities from court jurisdiction and from legal process, as set forth in the Indenture or the Guaranties, as the case may be, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, and (b) the designation in Section 1.15 of the Indenture or Section 15(b) of the Guaranties of the U.S. federal courts sitting in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Indenture, the Notes and the Guaranties is (notwithstanding the waiver in Section 1.15 of the Indenture and Section 15(d) of the Guaranties) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.
          The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

Petróleo Brasileiro S.A. — Petrobras
Petrobras International Finance Company

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading “Legal Matters” as counsel for PifCo and Petrobras who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By	/s/ Francesca L. Odell
Francesca L. Odell, a Partner